Exhibit 10.24

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

DATED AS OF FEBRUARY 21, 2012

BY AND BETWEEN

LUMBER LIQUIDATORS, INC.

AND

BANK OF AMERICA, N.A.

i

ii

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is dated as of the 21st day of February, 2012, by and between LUMBER LIQUIDATORS, INC. (the “Company”), a Delaware corporation, with a principal office located at 3000 John Deere Road, Toano, Virginia 23168, and BANK OF AMERICA, N.A. (the “Bank”), a national banking association, with an office located at 1 Commercial Place, Norfolk, VA 23510-2101.

The Company has applied to the Bank for a revolving credit facility in an amount not to exceed $50,000,000, the proceeds of which will be used by the Company for working capital and for other general corporate purposes.

The Bank is willing to make the Revolving Credit Facility (as hereinafter defined) available to the Company upon the terms and subject to the conditions contained herein.

Accordingly, the Company and the Bank agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings assigned below:

“Adjusted Funded Debt to EBITDAR Ratio” means, with respect to the LL Holdings on a consolidated basis, the ratio of Funded Debt to EBITDAR.

“Applicable Commitment Fee” shall be determined by reference to the Funded Debt to EBITDA Ratio specified on the following table:

Funded Debt to EBITDA Ratio	Applicable Commitment Fee
Greater than 1.00 to 1.0	0.150%

Less than or equal to 1.00 to 1, but greater than 0.50 to 1.0	0.125%

Less than or equal to 0.50 to 1.0	0.100%

The Applicable Commitment Fee will be automatically adjusted as of the first day of the first month following receipt by the Bank of the Company’s financial statements pursuant to Section 4.1(a) or Section 4.1(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Funded Debt to EBITDA Ratio which would cause a change in the Applicable Commitment Fee in accordance with the preceding table. Notwithstanding the foregoing, if the Company delivers financial statements to the Bank five (5) or fewer days before the end of a month, the Applicable Commitment Fee will be automatically adjusted as of the first day of the second month following receipt by the Bank of such financial statements. At all times after and during the continuance of an Event of Default with respect to the Company’s obligations under Section 4.1(a) or Section 4.1(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Commitment Fee shall be 0.150%.

“Applicable Libor Margin” means shall be determined by reference to the Funded Debt to EBITDA Ratio in accordance with the following table:

Funded Debt to EBITDA Ratio	Applicable Libor Margin
Greater than 1.00 to 1.0	1.375%

Less than or equal to 1.00 to 1, but greater than 0.50 to 1.0	1.250%

Less than or equal to 0.50 to 1.0	1.125%

The Applicable Libor Margin will be automatically adjusted as of the first day of the first month following receipt by the Bank of the Company’s financial statements pursuant to Section 4.1(a) or Section 4.1(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Funded Debt to EBITDA Ratio which would cause a change in the Applicable Libor Margin in accordance with the preceding table. Notwithstanding the foregoing, if the Company delivers financial statements to the Bank five (5) or fewer days before the end of a month, the Applicable Libor Margin will be automatically adjusted as of the first day of the second month following receipt by the Bank of such financial statements. At all times after and during the continuance of an Event of Default with respect to the Company’s obligations under Section 4.I(a) or Section 4.1(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Libor Margin shall be 1.375%.

“Basic Fixed Charge Coverage Ratio” means, with respect to the LL Holdings on a consolidated basis, the ratio of (i) EBITDA plus lease expense and rent expense minus the sum of taxes and dividends, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long-term debt and the current portion of capitalized lease obligations. The current portion of long-term liabilities will be measured as of the date 12 months prior to the current financial statement.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each London Banking Day to equal the British Bankers Association LIBOR Rate for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of British Banks Association LIBOR Rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank.

“Business Day” means each day other than a Saturday, a Sunday, or any holiday on which commercial banks in the Commonwealth of Virginia are closed for business.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or of LL Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company or of LL Holdings by Persons who were not nominated in accordance with the respective Bylaws of Company or LL Holdings; or (c) the acquisition of direct or indirect control of the Company or of LL Holdings by any Person or group.

“Current Audited Financial Statements” means the financial statements of LL Holdings as of December 31, 2010, heretofore delivered to the Bank.

“EBITDA” means net income for such period less income or plus loss from discontinued operations and extraordinary items plus (a) interest expense for such period, (b) the provision for federal, state, local and foreign income, value-added and similar taxes payable for such period, (c) the amount of depreciation and amortization expense for such period, and (d) non-cash charges or expenses (excluding write-downs of inventory and accounts receivable and any other non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) minus (ii) the following to the extent included in calculating net income; (i) any gain arising from (a) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gain exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than current assets), (b) any write-up of assets, or (c) any restoration to income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued during such period; and (ii) any items properly classified as extraordinary in accordance with GAAP.

“EBITDAR” means EBITDA plus actual rent paid with respect to real property.

“Excluded Taxes” means, with respect to the Bank, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or, and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, and all liabilities under guaranties and letters of credit, plus eight (8) times rent expense with respect to real property.

“Funded Debt to EBITDA Ratio” means, with respect to LL Holdings on a consolidated basis, the ratio of Funded Debt to EBITDA.

“Letter of Credit” and “Letters of Credit” have the meanings assigned to such terms in Section 1A.8.

“Letter of Credit Documents” has the meaning assigned to such term in Section 1A.8.

“Letter of Credit Sublimit” means Ten Million and No/100 Dollars ($10,000,000).

“LL Holdings” means Lumber Liquidators Holdings, Inc., a Delaware corporation.

“Loan Documents” has the meaning assigned to such term in Section 2.2(a).

“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.

“Person” means and includes any individual, corporation, partnership, joint venture, limited liability company or partnership, trust, unincorporated association, governmental authority or any other organization or entity.

“Revolving Credit Facility” has the meaning assigned to such term in Section 1A.1.

“Revolving Credit Facility Cap” means Fifty Million and No/100 Dollars ($50,000,000).

“Revolving Credit Note” has the meaning assigned to such term in Section 1A.2.

“Revolving Credit Termination Date” has the meaning assigned to such term in Section 1A.1.

“SEC” means the United Stated Securities and Exchange Commission.

“Security Agreement” has the meaning assigned to such term in Section 2.4.

Section 1.2 Interpretation. For all purposes of this Agreement and each of the other Loan Documents, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

(a) the capitalized terms shall have the meanings assigned to them in this Agreement, shall include the plural as well as the singular, and, when used with respect to any Loan Document or any other instrument, contract, agreement or other document, shall include all extensions, modifications, amendments and supplements from time to time thereto;

(b) unless otherwise specified, a reference in this Agreement to a particular article, section, subsection or exhibit is a reference to that article, section, subsection or exhibit of this Agreement;

(c) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement or such other Loan Document, as applicable, as a whole and not to any particular article, section, or other subdivision hereof or thereof;

(d) the, words “include” and “including” and other words of similar import shall be construed as if followed by the phrase “without limitation”;

(e) any provision of this Agreement or any other Loan Document permitting the recovery of “attorneys’ fees,” “attorneys’ fees and expenses,” “attorneys’ fees and costs” or “attorneys’ fees, costs and expenses” or any similar term shall be deemed: (i) to include such reasonable attorneys’ fees, costs and expenses; (ii) to include such reasonable fees, costs and expenses incurred in all probate, appellate and bankruptcy proceedings, as well as any post-judgment proceedings to collect or enforce any judgment or order relating to the obligations of the Company hereunder and under the other Loan Documents; and (iii) shall be deemed to be separate and several, and shall survive merger into judgment; and

(f) accounting terms used but not otherwise defined herein shall be determined both as to classification of items and as to amounts in accordance with generally accepted accounting principles applied on a consistent basis.

ARTICLE 1A

REVOLVING CREDIT FACILITY

Section 1A.1 General Description. Upon the terms and subject to the conditions contained in this Agreement (including, without limitation, the conditions contained in Article 2), the Bank agrees to make a revolving credit facility (the “Revolving Credit Facility”) available to the Company, and to make advances and re-advances under the Revolving Credit Facility to the Company from time to time, during the period from the date of this Agreement until the earlier to occur of (i) February 21, 2017, or (ii) the date on which the Bank’s obligation to make further advances under the Revolving Credit Facility is terminated pursuant to Section 6.2 (the “Revolving Credit Termination Date”); provided that the aggregate principal amount of all outstanding advances under the Revolving Credit Facility plus the aggregate stated amount of any Letters of Credit issued by the Bank for the account of the Company shall not at any time exceed the Revolving Credit Facility Cap. Within such limits, the Company may borrow, repay and reborrow under the Revolving Credit Facility on or after the date of this Agreement and prior to the Revolving Credit Termination Date.

Section 1A.2 Revolving Credit Note. The Company’s obligation to repay the advances made under the Revolving Credit Facility will be evidenced by a amended and restated revolving credit note in the principal amount of the Revolving Credit Facility Cap, made by the Company and payable to the order of the Bank, and otherwise in form and substance satisfactory to the Bank (as the same may be extended, amended, restated or replaced from time to time, the “Revolving Credit Note”), the terms of which are incorporated herein by this reference. The Company acknowledges and agrees that the Bank may endorse on the Revolving Credit Note (or any schedule attached thereto) or otherwise make in the Bank’s records an appropriate notation of the date and amount of each advance made under the Revolving Credit Facility and the date and amount of any payments or prepayments of the Revolving Credit Facility. Such endorsements or other notations shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of the Revolving Credit Facility; provided, however, the Bank’s error in making or failure to make any such endorsement or notation shall not limit or otherwise affect the obligations of the Company hereunder or under the Revolving Credit Note.

Section 1A.3 Purpose. The Company will use advances under the Revolving Credit Facility for working capital and for other general corporate purposes.

Section 1A.4 Repayment Terms; Interest Rate.

(a) Accrued interest on the outstanding principal balance of the Revolving Credit Facility as it exists from time to time will be due and payable on the last day of each month and on any date on which the Revolving Credit Facility is paid in full, and on the Revolving Credit Termination Date. On the Revolving Credit Termination Date, the entire outstanding principal balance of the Revolving Credit Facility, together with all unpaid accrued interest thereon and all other amounts then owing thereunder, will be immediately due and payable in full.

(b) The outstanding principal balance of the Revolving Credit Facility as it exists from time to time will bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the per annum interest rate equal to BBA LIBOR Daily Floating Rate plus the Applicable Libor Margin.

Section 1A.5 Manner of Borrowing. Unless the Company and the Bank agree to the contrary in writing, each advance made by the Bank under the Revolving Credit Facility will be made in U.S. Dollars at the office of the Bank set forth at the beginning of this Agreement by crediting the amount of such advance to the general deposit account of the Company maintained at the Bank. Without limiting the purposes for which advances may be made by the Bank under the Revolving Credit Facility, the Company shall be entitled to use advances thereunder to pay accrued interest under the Revolving Credit Facility. The Company acknowledges and agrees that the Bank may make advances under the Revolving Credit Facility upon receipt of a written or telephonic request therefor from any person the Bank reasonably believes to be an authorized representative of the Company.

Section 1A.6 Prepayments.

(a) The Company may, without premium or penalty (subject to any breakage fees or redeployment costs incurred by the Bank as the result of the Revolving Credit Facility bearing interest at a rate based on BBA LIBOR Daily Floating Rate), prepay amounts outstanding under the Revolving Credit Facility in whole or in part in any amount at any time and from time to time.

(b) If, at any time, the outstanding principal balance of the Revolving Credit Facility plus the aggregate stated amount of any Letters of Credit issued by the Bank for the account of the Company exceeds the Revolving Credit Facility Cap, the Company will immediately prepay the Revolving Credit Facility, without premium or penalty, in an amount sufficient to eliminate such excess.

(c) Within fifteen (15) days after the sale of any “Collateral” (as defined in the Security Agreement), except for any Collateral sold in the ordinary course of the Company’s business, the Company shall apply 100% of the net cash proceeds of such sale to prepay amounts outstanding under the Revolving Credit Facility.

Section 1A.7 Unused Commitment Fee. Commencing on April 1, 2012 (for the period from the date hereof until March 30, 2012), and continuing on the first day of each July, October, January and April thereafter and on the Revolving Credit Termination Date, the Company shall pay to the Bank a per annum non-refundable unused commitment fee equal to the product of (i) the Applicable Commitment Fee, times (ii) the difference between the Revolving Credit Facility Cap and the average outstanding principal balance of the Revolving Credit Facility during the preceding three (3) month period (or other applicable period), which fee shall be pro rated for the number of days in each such period.

Section 1A.8 Letters of Credit. The Company may from time to time apply to the Bank for one or more letters of credit (each, a “Letter of Credit” and, collectively, the “Letters of Credit”) pursuant to applications and such other documentation as the Bank shall require (collectively, the “Letter of Credit Documents”); provided, however, that (i) the aggregate stated amount of all Letters of Credit issued by the Bank for the account of the Company shall not at any time exceed the Letter of Credit Sublimit, and (ii) the term of any Letter of Credit shall not ex-tend beyond the Revolving Credit Termination Date. Each Letter of Credit and any related Letter of Credit Documents shall constitute Loan Documents hereunder.

Section 1A.9 Reserved.

Section 1A.10 Payments and Computations. Each payment under this Agreement or under the Revolving Credit Note shall be made not later than 2:00 p.m. Eastern time on the day when due, in lawful money of the United States of America or in Federal or other immediately available funds, by payment of such funds to the Bank at the office of the Bank set forth at the beginning of this Agreement. Amounts received after 2:00 p.m. Eastern time on any day shall be deemed received on the next succeeding Business Day. Whenever any payment to be made wider this Agreement or under the Revolving Credit Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest. Unless otherwise provided, all interest and fees payable in connection with the Revolving Credit Facility shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. All payments under the Revolving Credit Note shall be applied by the Bank first to any late charges and accrued interest thereunder and then to the reduction of principal due thereunder, or in such other order as the Bank may determine in its sole discretion.

Any and all payments by the Company to or on account of any obligation of the Company hereunder or under the other Loan Documents shall be made free and clear of and without reduction or withholding for any taxes (other than Excluded Taxes), provided that if the Company shall be required by any applicable law to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions, the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental authority in accordance with applicable law. The Company shall indemnify the Bank for the full amount of any taxes (other than Excluded Taxes) paid by the Bank on or with respect to payments by the Company hereunder and under the other Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority.

If, after the date of this Agreement a Change in Law occurs, and the Bank determines that such Change in Law has or would have the effect of reducing the rate of return on the Bank’s capital (or on the capital of Bank of America Corporation) as a consequence of the Revolving Credit Facility to a level below that which the Bank (or Bank of America Corporation) could have achieved but for such Change in Law (taking into consideration the Bank’s (and Bank of America Corporation’s) policies with respect to capital adequacy), then from time to time the Company will pay to the Bank such additional amount or amounts as will compensate the Bank (or Bank of America Corporation) for any such reduction suffered.

If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, the Bank, (ii) subject the Bank to any tax of any kind whatsoever with respect to the Revolving Credit Facility, or change the basis of taxation of payments to the Bank in respect thereof (except for Excluded Taxes), or (iii) impose on the Bank any other condition, cost or expense affecting this Agreement or the Revolving Credit Facility, and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining the Revolving Credit Facility (or of maintaining its obligation to make the Revolving Credit Facility), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Company will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

ARTICLE 2

CONDITIONS PRECEDENT

The obligation of the Bank to make the Revolving Credit Facility available to the Company is subject to the following conditions precedent:

Section 2.1 Approval of Bank’s Counsel. All legal matters incident to the Revolving Credit Facility, including without limitation all documents and opinions, shall be satisfactory to counsel for the Bank.

Section 2.2 Compliance. At the time of the execution of this Agreement and the making of each advance under the Revolving Credit Facility:

(a) Loan Documents. The Company shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement, the Security Agreement and all other documents, instruments or agreements to which the Company is a party that evidence, secure or otherwise relate to the Revolving Credit Facility (all documents described in this paragraph (a) being collectively referred to herein as the “Loan Documents”), modified and amended from time to time;

(b) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition or results of operations of the Company, and the Bank shall not have determined in good faith that the prospect of payment or performance of the Revolving Credit Facility has been materially impaired;

(c) No Default. There shall exist no Event of Default and no event shall have occurred or condition exist which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default; and

(d) Representations and Warranties. The representations and warranties contained in Article 3 hereof shall be true as of the date hereof.

The acceptance of the each advance under the Revolving Credit Facility shall be deemed a representation that each of the conditions contained in this Section 2.2 has been satisfied.

Section 2.3 Revolving Credit Note. The Company shall have executed and delivered to the Bank the Revolving Credit Note.

Section 2.4 Security Agreement and Financing Statements. The Company shall have executed and delivered to the Bank an amended and restated security agreement in form and substance satisfactory to the Bank (as modified or amended from time to time, the “Security Agreement”), granting the Bank a first priority security interest in all of the Company’s inventory, whether now existing or hereafter acquired. The Company shall have delivered to the Bank financing statements in the appropriate form, receipted to show that they have been filed in the appropriate jurisdictions to perfect a first priority lien in the security interests granted to the Bank in the Security Agreement.

Section 2.5 Company Organizational Documents; Evidence of Company Action. The Company shall have delivered to the Bank (a) a certificate to the effect that the articles of incorporation and the bylaws of the Company previously delivered to the Bank have not been amended, restated or otherwise modified, (b) certified copies of all actions by the board of directors of the Company authorizing and approving the execution, delivery and performance of the Loan Documents, (c) an incumbency certificate as to the officers of the Company executing the Loan Documents, and (d) a good standing certificate (or its equivalent) relating to the Company of recent date in the jurisdiction in which the Company is incorporated.

Section 2.6 Opinion of Counsel. The Company shall have delivered to the Bank a favorable opinion of counsel for the Company, dated as of the date hereof and satisfactory in form and substance to the Bank.

Section 2.7 Bank as Principal Depository. The Company shall have established the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Section 2.8 Payment of Fees. The Company shall have paid to the Bank all other amounts due and owing to the Bank including without limitation payment of all costs and expenses incurred by the Bank pursuant to Section 7.3.

Section 2.9 Other Conditions. The Bank shall have received any and all other certificates, statements, opinions and other documents required by the terms of this Agreement or otherwise requested by the Bank.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Bank (which representations and warranties shall survive the execution of the Revolving Credit Note and the making of each advance thereunder) that:

Section 3.1 Subsidiaries. The Company has no subsidiaries other than Lumber Liquidators Services, LLC and Lumber Liquidators Leasing, LLC.

Section 3.2 Organization and Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the requisite power to own its property and carry on its business as now being conducted, and is duly qualified to do business in and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

Section 3.3 Authority. The Company has full power and authority to (i) execute and deliver this Agreement and the other Loan Documents, (ii) make the borrowings hereunder and thereunder, and (iii) incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of the stockholders of the Company which has not been obtained and no consent or approval of, notice to or filing with any public authority which has not been obtained or made is required as a condition to the validity of or the performance by it of its obligations under this Agreement or the other Loan Documents.

Section 3.4 Binding Agreements. Each of the Loan Documents constitutes, or when executed and delivered to the Bank will constitute, its valid and legally binding obligations enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to the enforcement of creditors’ rights generally, and (ii) general principles of equity.

Section 3.5 Litigation. Except as previously disclosed to the Bank in writing or as set forth in the most recent filing with the SEC, there are no actions, suits, proceedings or investigations pending or, so far as its officers, members or managers, as applicable, know, threatened before any court or administrative agency naming it as a party that, in the opinion of its officers, members or managers, as applicable, will materially adversely affect (i) its financial condition or operations, (ii) its ability to execute, deliver or perform the terms of this Agreement or the other Loan Documents, or (iii) any of the liens the Company contemplates granting to the Bank hereunder or thereunder.

Section 3.6 No Conflicting Agreements. There is no provision of the organizational documents of the Company, and no provision of any existing mortgage, lease, indenture, contract or agreement binding on it or affecting its property, that would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of the Loan Documents.

Section 3.7 Financial Condition. The Current Audited Financial Statements fairly present in all material respects its financial condition and the results of its operations and changes in financial position as of the dates and for the periods referred to therein and have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the period involved. There are no liabilities, direct or indirect, fixed or contingent, that have not been disclosed to the Bank in writing. There has been no material adverse change in its financial condition or operations since the date of the Current Audited Financial Statements.

Section 3.8 Title to Properties. It owns and has good and marketable title to, or has a valid and enforceable leasehold interest in, all of its assets and properties, except to the extent that failure to so own good and marketable title or have a valid and enforceable leasehold interest would not reasonably be expected to have a material adverse effect on its financial condition or operations or its ability to perform its obligations under the Loan Documents. Except as previously disclosed to the Bank in writing, such assets and properties are free and clear of all liens or other encumbrances, other than liens or other encumbrances permitted by Section 5.2 hereof.

Section 3.9 Employee Benefit Pension Plans. It is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Neither a Reportable Event (as defined in Section 4043 of ERISA) nor a Prohibited Transaction (as defined in Section 406 of ERISA) for which there is not an applicable exemption has occurred or exists in connection with any employee benefit pension plan covered by ERISA (including any plan of any member of a controlled group of corporations or entities and all trades and businesses (whether or not incorporated) under common control which, together with it, are treated as a single employer under Section 4l4 of the Internal Revenue Code of 1986, as amended) (each, a “Plan”). No notice of intent to terminate any Plan has been filed, and no Plan has been terminated. No circumstances exist which might constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation (the “PBGC”) or for the appointment of any trustee to administer a Plan, nor has the PBGC instituted any such proceedings. No circumstances exist which might constitute grounds for the imposition of a lien in favor of any Plan pursuant to Section 302 of ERISA. It has not completely or partially withdrawn from a Multiemployer Plan (as described in Section 4001(a)(3) of ERISA). It has met the minimum funding requirements of ERISA with respect to each of the Plans. It has incurred no liability to the PBGC under ERISA.

Section 3.10 No Defaults. It is not in default in the payment of the principal of or any interest on any material indebtedness or in default under any instrument under or subject to which any such indebtedness has been incurred, and no event has occurred under the provisions of any such instrument which, with the giving of notice or the lapse of time, or both, would constitute a default or an event of default thereunder.

Section 3.11 Taxes. It has filed or caused to be filed all tax returns which are required to be filed by it pursuant to applicable law. It has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to those returns or otherwise, or pursuant to any assessment received by it, except such taxes, if any, that are being contested in good faith and by appropriate proceedings and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided, and no tax liens have been filed and, so far as its officers, members or managers, as applicable, know, no claims are being asserted against it with respect to any such taxes, fees or other charges.

Section 3.12 Environmental Compliance. None of its property or operations violate in any material respects any federal laws, rules or regulations relating to environmental protection (including, without limitation, regulations of the Environmental Protection Agency) or any applicable local or state law, rule, regulation or rule of common law (or any judicial interpretation thereof) relating to the environment or hazardous materials (collectively, “Environmental Laws”). It agrees to comply strictly and timely with all remediation plans and other recommendations described in any environmental report now or hereafter prepared with respect to any of its property.

Section 3.13 Federal Regulations. No part of the proceeds of the Revolving Credit Facility will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock”

within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect (“Regulation U”) or for any other purpose which violates the provisions of any of the Regulations of such Board of Governors. If requested by the Bank, it will furnish to the Bank a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

Section 3.14 Accuracy of Information. No document or instrument executed or delivered by it or information (financial or otherwise) furnished by or on behalf of it in connection with this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, and it has no knowledge of any fact that it has not disclosed to the Bank in writing that would reasonably be expected to have a material adverse effect on its financial condition or operations or its ability to perform its obligations under the Loan Documents.

Section 3.15 Compliance with Laws. It is in compliance with all governmental laws and regulations applicable to the conduct of its business, except to the extent that noncompliance would not have a material adverse effect on (i) its financial condition or operations, or (ii) its ability to execute, deliver or perform the terms of the Loan Documents.

ARTICLE 4

AFFIRMATIVE COVENANTS

So long as the Company may borrow under the Revolving Credit Facility and until payment in full of the Revolving Credit Facility and the performance of all other obligations of the Company hereunder, the Company shall:

Section 4.1 Financial Information. Provide (or cause to be provided) the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

(a) Annual Financial Statements. The annual financial statements of LL Holdings, within one hundred (100) days after its fiscal year end, but in no event later than the date on which such statements are required to be filed with the SEC; provided, however, that such statements shall be deemed received by the Bank upon their filing with the SEC. Such financial statements must be audited (with an unqualified opinion) by a certified public accountant acceptable to the Bank, and prepared on a consolidated basis.

(b) Quarterly Financial Statements. The Company’s quarterly financial statements of LL Holdings, certified and dated by an authorized financial officer of LL Holdings, within forty (40) days after the end of each fiscal quarter of LL Holdings (including the last fiscal quarter in each fiscal year), but in no event later than the date on which such statements are required to be filed with the SEC; provided, however, that such statements shall be deemed received by the Bank upon their filing with the SEC. Such financial statements may be prepared by LL Holdings, and shall be prepared on a consolidated basis.

(c) Management Letters. Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by LL Holdings to or from LL Holding’s auditor, or, if no management letter is prepared, within thirty (30) days of providing the annual audited financial statements in accordance with paragraph (a) above, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d) Compliance Certificates. Within the period(s) provided in paragraphs (a) and (b) above, a compliance certificate in form and substance satisfactory to the Bank, signed by an authorized financial officer of the Company and LL Holdings setting forth (i) the information and computations (in sufficient detail) to establish that LL Holdings is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed or had occurred as of the date of such financial statements, and whether there exists or has occurred as of the date of the certificate, any event or condition which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default and, if any such event has occurred or condition exists, specifying the nature thereof and the action the Company is taking or proposes to take with respect thereto.

Section 4.2 Bank as Principal Depository. Maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Section 4.3 Taxes. Pay and discharge all taxes, assessments, and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (i) such taxes, assessments, and governmental charges are being contested in good faith and by appropriate proceedings, and (ii) adequate reserves (determined in accordance with generally accepted accounting principles) have been set aside on its books with respect to such tax, assessment or charge so contested.

Section 4.4 Payment of Obligations. Pay and discharge at or before their maturity all of its material indebtedness and other material obligations and liabilities, unless and to the extent that (i) such indebtedness and other obligations are being contested in good faith and by appropriate proceedings, and (ii) adequate reserves (determined in accordance with generally accepted accounting principles) have been set aside on its books with respect to such indebtedness, obligation or liability.

Section 4.5 Insurance.

(a) In addition to any insurance required by the specific terms of the other Loan Documents, maintain insurance on such of its properties, in such amounts and against such risks as are customarily maintained by similar businesses in the same vicinity.

(b) Cause each of the policies of insurance relating to the coverages described above to include a standard mortgagee and loss payable clause in favor of the Bank or show the Bank as an additional insured, as applicable.

(c) Cause each of the policies of insurance relating to the coverages described above to provide for at least thirty (30) days prior notice to the Bank of any cancellation or termination thereof.

(d) Provide to the Bank evidence of the renewal or replacement of any of the policies of insurance relating to the coverages described above within thirty (30) days of renewal or termination date thereof.

(e) Upon the request of the Bank, deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

Section 4.6 Existence. Maintain its existence as a corporation in good standing in its jurisdiction of organization and maintain its good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualifications necessary.

Section 4.7 Licenses and Permits. Maintain all material permits, licenses, authorizations and approvals required to own and operate its properties and businesses.

Section 4.8 Maintenance of Properties. Maintain, preserve, and protect (i) all of its tangible property material to the conduct of its business and keep the same in good repair, working order, and condition (ordinary wear and tear excepted), and (ii) all franchises, licenses, copyrights, trademarks and other intangible property material to the conduct of its business, and permit the Bank and its agents to enter upon and inspect such properties upon reasonable notice and during normal business hours.

Section 4.9 Employee Benefit Pension Plans. Promptly during each year, (i) pay contributions that in the judgment of its officers, members or managers, as applicable, after reasonable inquiry, are believed adequate to meet at least the minimum funding standards set forth in Sections 302 through 305 of ERISA, with respect to each Plan, if any, covered by ERISA, and (ii) file each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such Plan for each year; and notify the Bank within ten (10) days of the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) that might constitute grounds for termination of any such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

Section 4.10 Compliance with Applicable Laws. Comply with all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it, including without limitation all Environmental Laws, except where non-compliance would not adversely affect (i) its financial condition or operations, and (ii) its ability to execute, deliver or perform the terms of the Loan Documents.

Section 4.11 Notice of Liabilities. Notify the Bank promptly in writing of (i) any condition, event, claim or act that would reasonably be expected to materially adversely affect its financial condition or operations, or any of the Bank’s rights or remedies under the Loan

Documents, or that would reasonably be expected to result in a material fixed or contingent liability, (ii) any material litigation filed by or against it, (iii) the occurrence of any event that, with the giving of notice or the lapse of time, or both, would constitute an event of default under any of the Loan Documents, (iv) the occurrence of any uninsured or partially insured loss by it resulting from fire, theft, liability or property damage if such loss is in excess of $1,000,000, (v) the assumption, guarantee, endorsement or other act causing it to become surety for or upon any material obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (vi) any material dispute between the Company and any governmental authority or agency, and (vii) any change in the Company’s name, legal structure, jurisdiction of incorporation, place of business or chief executive office.

Section 4.12 Further Assurances. Take any other action reasonably requested by the Bank to carry out the intent of this Agreement or any of the other Loan Documents.

ARTICLE 4A

FINANCIAL COVENANTS

So long as the Company may borrow under the Revolving Credit Facility and until payment in full of the Revolving Credit Facility and the performance of all other obligations of the Company hereunder, LL Holdings shall:

Section 4A.1 Basic Fixed Charge Coverage Ratio. Maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of greater than or equal to 1.75 to 1.0. The Basic Fixed Charge Coverage Ratio will be calculated at the end of each fiscal quarter of LL Holdings, using the results of the twelve-month period ending with such fiscal quarter. The current portion of long-term liabilities will be measured as of the date twelve months prior to the current financial statements.

Section 4A.2 Adjusted Funded Debt to EBITDAR Ratio. Maintain on a consolidated basis an Adjusted Funded Debt to EBITDAR Ratio not exceeding 2.50 to 1.0. The Adjusted Funded Debt to EBITDAR Ratio will be calculated at the end of each fiscal quarter of LL Holdings, using the results of the twelve-month period ending with such fiscal quarter.

ARTICLE 5

NEGATIVE COVENANTS

So long as the Company may borrow under the Revolving Credit Facility and until payment in full of the Revolving Credit Facility and the performance of all other obligations of the Company hereunder, the Company shall not:

Section 5.1 Indebtedness.

(a) Create, incur, assume or suffer to exist in any manner, any indebtedness of the Company for borrowed money, deferred payment obligation for the purchase of assets, or other indebtedness of the Company except (i) indebtedness owing to the Bank, (ii) accounts payable arising in the ordinary course of business and payable on customary terms, indebtedness disclosed to the Bank in writing and acknowledged by the Bank in writing on or prior to the date of this Agreement (and any extensions, renewals and replacements of such indebtedness, provided that the outstanding principal balance thereof is not increased), indebtedness to the extent secured by purchase money security interests described in Section 5.2(vi), and (v) indebtedness, in an aggregate outstanding amount not to exceed $5,000,000 at any one time.

(b) Make any optional payment or prepayment on or redemption, defeasance or purchase of any indebtedness (other than the Revolving Credit Facility or any other indebtedness owing to the Bank), or amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on, any such indebtedness, other than any amendment, modification or change which would extend the maturity OT reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

Section 5.2 Mortgages and Pledges. Create, incur, assume, or suffer to exist any mortgage, pledge, lien, or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, except (i) liens for taxes not yet delinquent or being contested in good faith and by appropriate proceedings, (ii) liens in connection with worker’s compensation, unemployment insurance, or other social security obligations, (iii) workman’s, carrier’s, warehouseman’s or other like liens (excluding landlord’s liens) arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith, (iv) mortgages, pledges, liens, encumbrances and security interests in favor of the Bank, (v) unfiled mechanic’s or materialman’s liens; provided that, if any mechanic’s or materialman’s lien is filed on any property or asset of the Company, the Company shall promptly bond off or otherwise effect the release of such lien, and (vi) purchase money security interests in capital assets of Company if each such purchase money security interest attaches to such capital asset concurrently with the acquisition thereof and if the indebtedness secured by such purchase money security interest does not exceed the lesser of the cost or fair market value as of the time of acquisition of the asset covered thereby to the Company, provided that no such purchase money security interest shall attach, extend to or cover any property or asset of the Company other than the related asset.

Section 5.3 Merger, Acquisition, or Sale of Assets. Enter into any merger or consolidation with, or acquire all or substantially all of the assets of, any Person, or sell, assign, lease, or otherwise dispose of all or substantially all of its business, properties or assets, or sell any asset of the Company with a value of $10,000,000 or more, or form or acquire any subsidiary. Notwithstanding the foregoing sentence, the Company may acquire all or substantially all of the assets of any Person, or form or acquire any subsidiary, provided that (i) the Company does not incur any additional indebtedness in connection with such transaction, and (ii) such transaction, once consummated, would not result in a default under Section 4A.1 or 4A.2.

Section 5.4 Contingent Liabilities. Assume, guarantee, endorse, or otherwise become surety for or upon the material obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Section 5.5 Loans. Make any loan or extend credit to any Person, except for (a) trade credit extended in the ordinary course of its business on ordinary business terms, and (b) the “Vendor Notes” described in the Current Audited Financial Statements, provided that the outstanding balance of such Vendor Notes shall not at any time exceed $3,000,000 in the aggregate.

Section 5.6 Character of Business. Change the general character of its business as conducted on the date hereof or engage in any type of business not reasonably related to its business as presently conducted.

Section 5.7 Investments. Except as otherwise permitted by Section 5.5, purchase or acquire the obligations or stock of, or any other interest in, any Person, other than (a) cash, (b) cash equivalents, (c) bank obligations including certificates of deposit, deposit notes, bankers acceptances, bank notes and time deposits with banks that are members of the Federal Reserve System and have total assets of not less than $1,000,000,000, (d) direct obligations of the United States of America, (e) obligations of agencies of the United States Government if the payment of all principal and interest thereof is guaranteed by the United States of America, (f) money market mutual funds and enhanced cash funds, (g) commercial paper and corporate bonds and notes, including floating rate instruments, (h) asset-backed securities (ABS) and short duration mortgage-backed securities (MBS), including collateralized mortgage obligations (CMOs), municipal securities, including variable rate demand notes and auction rate securities, and stock in the Company. Notwithstanding the foregoing, the Company may utilize advances under the Revolving Credit Note to purchase the outstanding stock of LL Holdings or may transfer advances under the Revolving Credit Note to LL Holdings which LL Holdings in turn may use to purchase its outstanding stock.

ARTICLE 6

EVENTS OF DEFAULT AND REMEDIES

Section 6.1 Events of Default. The occurrence of any of the following events (each, an “Event of Default”) shall constitute an event of default under this Agreement:

(a) default is made in the payment of any installment of interest or principal on the Revolving Credit Note within ten (10) days of the date when due, provided such ten (10) day grace period shall not apply to payments due at the stated maturity thereof or as a consequence of acceleration and such payments shall be due at the stated maturity or with acceleration; or

(b) default is made in the due observance or performance of any term, covenant, or agreement contained in Sections 4A.1 or 4A.2 hereof; or

(c) default is made in the due observance or performance of any other term, covenant, or agreement contained in this Agreement (other than those referred to in paragraphs (a) and (b) above), and such default continues unremedied for a period of thirty (30) days after written notice of such default from the Bank to the Company; or

(d) any representation or warranty made herein or in any of the other Loan Documents, or any statement or representation made in any certificate, report, or opinion delivered pursuant hereto or thereto proves to have been incorrect in any material respect when made; or

(e) the Company is generally not paying its debts as such debts become due, becomes insolvent or unable to meet its obligations as they mature, makes an assignment for the benefit of creditors, consents to the appointment of a trustee or a receiver, or admits in writing its inability to pay its debts as they mature; or

(f) a trustee, receiver or custodian is appointed for the Company or for a substantial part of its properties without the consent of the Company and is not discharged within thirty (30) days; or

(g) any case in bankruptcy is commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings are instituted, by or against the Company and, if so commenced or instituted, are consented to by the Company or remain undismissed for a period of thirty (30) days; or

(h) any default is made in the performance of any other obligation incurred in connection with any indebtedness for borrowed money of the Company in an aggregate amount in excess of $500,000, if the effect of such default is to permit the holder of such indebtedness (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or to do so with the giving of notice or lapse of time, or both, or any such indebtedness becomes due prior to its stated maturity or shall not be paid when due; or

(i) any final judgment for the payment of money in excess of $1,000,000 which is not adequately insured or indemnified against is rendered against the Company and the same remains undischarged for a period of twenty (20) days during which time execution shall not be effectively stayed; or

(j) any substantial part of the properties of the Company is sequestered or attached and is not returned to the possession of the Company or released from such attachment within thirty (30) days; or

(k) the occurrence of a Reportable Event as defined in Section 4043 of ERISA which might constitute grounds for termination by the PBGC of any Plan covered by ERISA or grounds for the appointment by the appropriate United States District Court of a trustee to administer any such Plan; or

(l) the failure by the Company to make any required contribution to any Plan covered by ERISA which might constitute grounds for the imposition of a lien in favor of such Plan pursuant to Section 302 of ERISA; or

(m) a default or event of default occurs under any of the other Loan Documents (taking into consideration any notice, grace and/or cure periods provided therein), or any other document, instrument or agreement evidencing, securing or otherwise relating to any indebtedness, obligation or liability of the Company, whether now existing or hereafter arising, to the Bank or any other subsidiary or affiliate of Bank of America Corporation; or

(n) the Company shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents, or any of the Loan Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective; or

(o) the Bank in its exercise of its reasonable discretion (from the perspective of a secured, asset-based lender) shall determine in good faith that a material adverse change has occurred in the financial condition of the Company; or

(p) the occurrence, in one transaction or a series of transactions, of a Change of Control.

Section 6.2 Remedies.

(a) Upon the occurrence of an Event of Default described in Section 6.1(g) hereof, (i) the Bank’s obligation to make any further advances under the Revolving Credit Facility shall automatically and immediately terminate, (ii) the entire outstanding principal balance of the Revolving Credit Facility and all accrued interest thereon and all other amounts owing thereunder shall automatically become immediately due and payable without presentment, demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Credit Note to the contrary notwithstanding, and (iii) the Bank may proceed to enforce payment of the Revolving Credit Note and to exercise any and all rights and remedies hereunder, under any of the other Loan Documents and/or otherwise available to the Bank at law or equity.

(b) Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Section 6.1(g) hereof, the Bank may, if it deems appropriate, take any or all of the following actions, at the same or different times: (i) terminate forthwith its obligation to make any further advances under the Revolving Credit Facility, or any of them, (ii) declare the Revolving Credit Note to be forthwith due and payable, both as to principal and interest and all other amounts owing thereunder, without presentment, demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Credit Note to the contrary notwithstanding, and/or (iii) proceed to enforce payment of the Revolving Credit Note, and to exercise any and all rights and remedies hereunder, under any of the other Loan Documents and/or otherwise available to the Bank at law or equity.

(c) The Company agrees that, in addition to the other rights and remedies of the Bank set forth herein and in the other Loan Documents, upon the occurrence of an Event of Default the Bank shall have the right, without notice or demand to the Company, to set off and apply against any and all of the amounts owing under the Revolving Credit Note, any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by the Bank or any of the Bank’s agents or affiliates to or for the credit of the account of the Company.

ARTICLE 7

MISCELLANEOUS PROVISIONS

Section 7.1 Indemnification.

(a) From and at all times after the date of this Agreement, and in addition to all of the Bank’s other rights and remedies against the Company, the Company hereby agrees to hold the Bank harmless from, and to indemnify the Bank against, all losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenses) incurred by the Bank from and after the date hereof (except as a result of its gross negligence or willful misconduct or breach of this Agreement), whether direct, indirect or consequential, as a result of or arising from or relating to any suit, action or proceeding by any Person other than the Company, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause of action or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of, or the financing transaction contemplated by, this Agreement and the other Loan Documents, or the Bank’s furnishing of funds to the Company pursuant hereto or thereto; provided, however, that the foregoing indemnification shall not protect the Bank from loss, damage, cost or expense directly attributable to the Bank’s gross negligence or willful misconduct or breach of this Agreement. All of the foregoing losses, damages, costs and expenses of the Bank shall be payable by the Company upon demand by the Bank and shall be secured by the liens granted to the Bank pursuant to any of the Loan Documents.

(b) The Company hereby agrees to indemnify, defend and hold the Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys’ fees, costs and expenses) arising from or in any way related to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release of hazardous wastes or toxic substances arising from the Company’s business operations, or gaseous emissions arising from the Company’s business operations or any other condition existing or arising from the Company’s business operations resulting from the use or existence of hazardous wastes or toxic substances or the violation of any environmental law. The Company further hereby agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Company, regardless of whether the Company has paid the employee under the worker’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this Section 7.1(b) includes, but is not limited to, damage to any real or personal property of the Company, the Bank or of any third party.

(c) The Company’s obligations under this Section 7.1 shall survive the termination of this Agreement and repayment of advances under the Revolving Credit Facility. For purposes of this Section 7.1 only, the term “Bank” shall include the Bank, its parent, subsidiaries, and all of their directors, officers, employees, agents, successors, attorneys and assigns.

Section 7.2 Autodebit. The Company hereby authorizes the Bank to automatically deduct from such account of the Company with the Bank as the Company shall designate in writing (or any account of the Company with the Bank if no particular account is so designated), the amount of each payment of principal (including without limitation the principal payment due on the final maturity date) and/or interest under the Revolving Credit Facility on the dates such payments become due. If the funds in the account are insufficient to cover any payment, the Bank shall not be obligated to advance funds to cover the payment. This authorization shall not affect the obligation of the Company to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in Pall on the due date thereof, or if the Bank fails to debit such account.

Section 7.3 Costs and Expenses. The Company hereby agrees to pay all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation of the Loan Documents and all related documents (whether or not the transactions hereby contemplated shall be consummated), including but not limited to the reasonable fees and disbursements of counsel for the Bank; and the Company hereby agrees to pay all expenses associated with recordation and filing fees, survey costs, title insurance fees, financing statement searches and other costs and expenses associated with the closing of the transactions contemplated by this Agreement and the other Loan Documents. In addition, the Company hereby agrees that it will pay on demand all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation of any amendments to or other modifications of any of the foregoing documents, the making and administering of the Revolving Credit Facility, and the enforcement of the rights of the Bank in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and disbursements of counsel for the Bank.

Section 7.4 Cumulative Rights and No Waiver. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed the Bank by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 7.5 ARBITRATION AND WAIVER OF JURY TRIAL.

(A) THIS SECTION CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE PARTIES TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS), OR (II) ANY DOCUMENT RELATED TO THIS AGREEMENT

(INDIVIDUALLY AND COLLECTIVELY, A “CLAIM”). FOR THE PURPOSES OF THIS SECTION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF THE BANK INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED IN OR EVIDENCED BY THIS AGREEMENT.

(B) AT THE REQUEST OF ANY PARTY TO THIS AGREEMENT, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE “ACT”). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE. THE ARBITRATION WILL TAKE PLACE ON AN INDIVIDUAL BASIS WITHOUT RESORT TO ANY FORM OF CLASS ACTION.

(C) ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE THEN-CURRENT RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THEREOF (“AAA”), AND THE TERMS OF THIS SECTION. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS SECTION SHALL CONTROL. IF AAA IS UNWILLING OR UNABLE TO (I) SERVE AS THE PROVIDER OF ARBITRATION, OR (II) ENFORCE ANY PROVISION OF THIS SECTION, THE BANK MAY DESIGNATE ANOTHER ARBITRATION ORGANIZATION WITH SIMILAR PROCEDURES TO SERVE AS THE PROVIDER OF ARBITRATION.

(D) THE ARBITRATION SHALL BE ADMINISTERED BY AAA AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN THE STATE SPECIFIED IN THE GOVERNING LAW SECTION OF THIS AGREEMENT. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED FIVE MILLION DOLLARS ($5,000,000), UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE ‘WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN NINETY (90) DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN THIRTY (30) DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED, JUDGMENT ENTERED AND ENFORCED.

(E) THE ARBITRATOR(S) WILL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM AND MAY DISMISS THE ARBITRATION ON THE BASIS THAT THE CLAIM IS BARRED. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON AAA UNDER APPLICABLE AAA RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE

FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS SECTION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S), EXCEPT AS SET FORTH AT SUBPARAGRAPH (H) OF THIS SECTION. THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(F) THIS SECTION DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NON-JUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

(G) THE FILING OF A COURT ACTION IS NOT INTENDED TO CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE SUING PARTY, THEREAFTER TO REQUIRE SUBMITTAL OF THE CLAIM TO ARBITRATION.

(H) ANY ARBITRATION OR COURT TRIAL (WHETHER BEFORE A JUDGE OR JURY) OF ANY CLAIM WILL TAKE PLACE ON AN INDIVIDUAL BASIS WITHOUT RESORT TO ANY FORM OF CLASS OR REPRESENTATIVE ACTION (THE “CLASS ACTION WAIVER”). THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM. REGARDLESS OF ANYTHING ELSE IN THIS DISPUTE RESOLUTION PROVISION, THE VALIDITY AND EFFECT OF THE CLASS ACTION WAIVER MAY BE DETERMINED ONLY BY A COURT AND NOT BY AN ARBITRATOR. THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT THE CLASS ACTION WAIVER IS MATERIAL AND ESSENTIAL TO THE ARBITRATION OF ANY DISPUTES BETWEEN THE PARTIES AND IS NONSEVERABLE FROM THE AGREEMENT TO ARBITRATE CLAIMS. IF THE CLASS ACTION WAIVER IS LIMITED, VOIDED OR FOUND UNENFORCEABLE, THEN THE PARTIES’ AGREEMENT TO ARBITRATE SHALL BE NULL AND VOID WITH RESPECT TO SUCH PROCEEDING, SUBJECT TO THE RIGHT TO APPEAL THE LIMITATION OR INVALIDATION OF THE CLASS ACTION WAIVER. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(I) BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE, TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS WAIVER OF JURY TRIAL SHALL REMAIN IN EFFECT EVEN IF THE CLASS ACTION WAIVER IS LIMITED, VOIDED OR FOUND UNENFORCEABLE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE

PARTIES ENTERING INTO THIS AGREEMENT. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

Section 7.6 Notices. All notices, requests and other communications required to be given under this Agreement or any of the other Loan Documents shall be in writing (including facsimile transmission or similar writing) and shall be given to the applicable party at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify in writing for the purpose of communication hereunder by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails, by certified or registered mail, with appropriate first class postage prepaid, addressed as specified in this Section, or (iii) if given by any other means, when actually delivered to the address specified in this Section. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.

If to the Company:

Lumber Liquidators, Inc.

3000 John Deere Road

Toano, Virginia 23168

Attn: E. Livingston B. Haskell, Esq.

Facsimile: 757-259-7299

with a courtesy copy to:

Charles W. Kemp, Esquire

Williams Mullen

200 South 10th Street

1021 East Cary Street

Richmond, Virginia 23219

Facsimile: 804-420-6507

If to the Bank:

Bank of America, N.A.

1 Commercial Place

Norfolk, VA 23510-2101

Attn: David J. Doucette, Senior Vice President

Facsimile: 757-441-8599

with a courtesy copy to:

Otto W. Konrad, Esquire

Kaufman & Canoles

James Center II, 14th Floor

1021 East Cary Street

Richmond, Virginia 23219

Facsimile: 804-771-5777

Section 7.7 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

Section 7.8 Modifications. No modification, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon the Company in any case shall entitle the Company to any other or further notice or demand in the same or similar circumstances. The Company acknowledges and agrees that neither the payment by the Company under, nor the acceptance by the Bank of any principal or interest on, the Revolving Credit Facility after the occurrence of an Event of Default shall constitute a waiver of any Event of Default, or any amendment to this Agreement, or otherwise prejudice or limit any other rights or remedies of the Bank.

Section 7.9 Survivorship; Successors and Assigns. All covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the making of each advance under the Revolving Credit Facility, and shall continue in full force and effect so long as any obligation of the Company hereunder or thereunder is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Company which are contained in this Agreement shall bind the successors and assigns of the Company and inure to the benefit of the successors and assigns of the Bank. The Company shall not have the right to assign any of its rights or obligations hereunder. The Bank may from time to time sell participations in all or any portion of the Revolving Credit Facility without notice to, or the consent or approval of, the Company.

Section 7.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 7.11 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 7.12 Entire Agreement; Controlling Document. This Agreement and the other Loan Documents represent the final agreement of the Company and the Bank with respect to the subject matter hereof and thereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Company and the Bank. To the extent of any conflict between the provisions of this Agreement and the provisions of any other Loan Documents with respect to any specific matters covered herein, the provisions of this Agreement with respect to such matters shall control.

Section 7.13 USA PATRIOT Act Notice. The Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Bank is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

Section 7.14 Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the Company and the Bank with respect to the subject matter hereof and thereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Company and the Bank.

Section 7.15 Amendment and Restatement. This Agreement amends and restates that certain Revolving Credit Agreement dated as of August 10, 2007 by and between the Company’s predecessor in interest and the Bank, as modified by a Limited Waiver to Revolving Credit Agreement dated as of December 30, 2009 by and between the Company and the Bank and a Modification Agreement dated as of December 30, 2009 by and between the Company and the Bank, as further modified or amended from time to time. No novation is intended hereby.

[Signatures appear on following page]

IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be duly executed by its duly authorized officer, all as of the day and year first above written, intending to create an instrument executed under seal.

COMPANY:

LUMBER LIQUIDATORS, INC., a Delaware corporation

By:	/s/ Robert M. Lynch (Seal)
Name:	Robert M. Lynch
Title:	President and
Chief Executive Officer

BANK:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Brian A. Roundtree
Name:	Brian A. Rountree
Title:	Senior Vice President

AMENDED AND RESTATED REVOLVING CREDIT NOTE

$50,000,000.00	February 21, 2012
Richmond, Virginia

FOR VALUE RECEIVED, LUMBER LIQUIDATORS, INC. (the “Company”), a Delaware corporation, promises to pay to the order of BANK OF AMERICA, N.A. (the “Bank”) at its office at 1111 East Main Street, Richmond, Virginia 23219, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of FIFTY MILLION AND No/100 DOLLARS ($50,000,000.00), or such lesser principal amount as may be advanced or readvanced hereunder by the Bank, payable on the terms and dates and in the amounts as hereinafter provided, and to pay interest on the outstanding principal balance of this Note as it exists from time to time from the date hereof as provided herein.

This Note is the “Revolving Credit Note” and one of the “Loan Documents” described in, and (to the extent not inconsistent with the terms of this Note) is subject to the terms and conditions of, an Amended and Restated Revolving Credit Agreement dated as of even date herewith (as the same may be extended, amended, restated or replaced from time to time, the “Loan Agreement”), by and between the Company and the Bank. Capitalized terms used and not otherwise defined in this Note shall have the meanings set forth in the Loan Agreement.

This Note extends, amends and restates the Revolving Credit Note dated August 10, 2007 made by the Company’s predecessor in interest, payable to the order of the Bank in the original principal amount of $25,000,000.00 (the “Prior Note”), and this Note is executed and delivered to the Bank as a replacement of and in substitution for the Prior Note. The execution and delivery of this Note shall not constitute a novation of the debt originally evidenced by the Prior Note.

The outstanding principal balance of this Note as it exists from time to time will bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the per annum interest rate equal to BBA LIBOR Daily Floating Rate plus the Applicable Libor Margin.

Accrued interest on the outstanding principal balance of this Note as it exists from time to time will be due and payable on the last day of each month and on any date on which this Note is paid in full, and on the Revolving Credit Termination Date. On the Revolving Credit Termination Date, the entire outstanding principal balance of this Note, together with all unpaid accrued interest thereon and all other amounts then owing thereunder, will be immediately due and payable in full.

The Company acknowledges and agrees that the Bank may endorse on this Note (or any schedule attached hereto) or otherwise make in the Bank’s records an appropriate notation of the date and amount of each advance made hereunder and the date and amount of any payments or prepayments hereof. Such endorsements or other notations shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of this Note; provided, however, the Bank’s error in making or failure to make any such endorsement or notation shall not limit or otherwise affect the obligations of the Company under this Note.

Notwithstanding the foregoing or any other provision of this Note to the contrary, upon the occurrence of an Event of Default, the outstanding principal balance of this Note will bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate of interest (the “Default Rate”) equal to BBA LIBOR Daily Floating Rate plus the Applicable Libor Margin plus two percent (2.00%). The Default Rate will be effective on the first date as of which the applicable Event of Default occurs, notwithstanding the fact that such Event of Default may not be reported or otherwise discovered until a subsequent date, and such Default Rate will continue until such Event of Default is cured, at which time the outstanding balance of this Note shall cease bearing interest at the Default Rate and shall resume bearing interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate of interest equal to BBA LIBOR Daily Floating Rate plus the Applicable Libor Margin.

In the event that the Company fails to pay any installment of principal and/or interest on this Note within fifteen (15) days after its due date, the Company will pay to the Bank without demand a late charge equal to four percent (4.00%) of the amount of such installment; provided that no such late charge shall be due or payable with respect to the Company’s obligation to pay the unpaid principal balance hereof, whether such balance shall be due on the Revolving Credit Termination Date, by acceleration or otherwise.

The Company may, without premium or penalty (subject to any breakage fees or redeployment costs incurred by the Bank as the result of this Note bearing interest at a rate based on BBA LIBOR Daily Floating Rate), prepay amounts outstanding under this Note in whole or in part at any time and from time to time.

The Company agrees that all amounts owing under this Note, including principal, interest and fees, will be deducted automatically on the due date thereof as set forth in Section 7.2 of the Loan Agreement.

The occurrence of any Event of Default will constitute a default under this Note, and such Events of Default are incorporated herein by this reference. In the event of the occurrence of any or all of such Events of Default, the entire unpaid principal balance of this Note together with all accrued interest will become or may be declared immediately due and payable in the manner and with the effect as provided in the Loan Agreement, and the Bank will have all other rights and remedies provided for in the Loan Agreement, the other Loan Documents or otherwise available at law or equity.

The Company agrees to reimburse the Bank for any expenses it incurs in the preparation of this Note and any agreement or instrument related to this Note. Such expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s inhouse counsel to the extent permitted by applicable law. Furthermore, the Company will reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Note and any other documents executed in connection with this Note, and in connection with any amendment, waiver, “workout” or restructuring under this Note. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Company under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection or enforcement of any rights of the Bank in such a case.

Presentment, demand, protest and notice of dishonor are hereby waived by the Company and each endorser hereon or other guarantor or obligor hereof.

This Note will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

THIS PARAGRAPH, INCLUDING THE FOLLOWING EIGHT SUBPARAGRAPHS, IS REFERRED TO AS THE “DISPUTE RESOLUTION PROVISION.” THIS DISPUTE RESOLUTION PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS NOTE, AND CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE PARTIES TO THIS NOTE, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS NOTE (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS), OR (II) ANY DOCUMENT RELATED TO THIS NOTE (INDIVIDUALLY AND COLLECTIVELY, A “CLAIM”). FOR THE PURPOSES OF THIS DISPUTE RESOLUTION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF THE BANK INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED IN OR EVIDENCED BY THIS NOTE.

(A) AT THE REQUEST OF ANY PARTY TO THIS NOTE, ANY CLAIM SHALL BR RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE “ACT”). THE ACT WILL APPLY EVEN THOUGH THIS NOTE PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE.

(B) ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE THEN-CURRENT RULES AND PROCEDURES FOR THE ARBITRATION OF FINANCIAL SERVICES DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION OR ANY SUCCESSOR THEREOF (“AAA”), AND THE TERMS OF THIS SECTION. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS SECTION SHALL CONTROL. IF AAA IS UNWILLING OR UNABLE TO (I) SERVE AS THE PROVIDER OF ARBITRATION, OR (II) ENFORCE ANY PROVISION OF THIS SECTION, THE BANK MAY DESIGNATE ANOTHER ARBITRATION ORGANIZATION WITH SIMILAR PROCEDURES TO SERVE AS THE PROVIDER OF ARBITRATION.

(C) THE ARBITRATION SHALL BE ADMINISTERED BY AAA AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN THE STATE SPECIFIED IN THE GOVERNING LAW SECTION OF THIS NOTE. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED FIVE MILLION DOLLARS ($5,000,000), UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN NINETY (90) DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN THIRTY (30) DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A

SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED, JUDGMENT ENTERED AND ENFORCED.

(D) THE ARBITRATOR(S) WILL GIVE EFFECT TO STATUTES OF LIMITATION IN DETERMINING ANY CLAIM AND MAY DISMISS THE ARBITRATION ON THE BASIS THAT THE CLAIM IS BARRED. FOR PURPOSES OF THE APPLICATION OF THE STATUTE, OF LIMITATIONS, THE SERVICE ON AAA UNDER APPLICABLE AAA RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS SECTION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S), EXCEPT AS SET FORTH AT SUBPARAGRAPH (G) OF THIS DISPUTE RESOLUTION PROVISION. THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS NOTE.

(E) THIS PARAGRAPH DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NON-JUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

(F) THE FILING OF A COURT ACTION IS NOT INTENDED TO CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE SUING PARTY, THEREAFTER TO REQUIRE SUBMITTAL OF THE CLAIM TO ARBITRATION.

(G) ANY ARBITRATION OR COURT TRIAL (WHETHER BEFORE A JUDGE OR JURY) OF ANY CLAIM WILL TAKE PLACE ON AN INDIVIDUAL BASIS WITHOUT RESORT TO ANY FORM OF CLASS OR REPRESENTATIVE ACTION (THE “CLASS ACTION WAIVER”). THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM. REGARDLESS OF ANYTHING ELSE IN THIS DISPUTE RESOLUTION PROVISION, THE VALIDITY AND EFFECT OF THE CLASS ACTION WAIVER MAY BE DETERMINED ONLY BY A COURT AND NOT BY AN ARBITRATOR. THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT THE CLASS ACTION WAIVER IS MATERIAL AND ESSENTIAL TO THE ARBITRATION OF ANY DISPUTES BETWEEN THE PARTIES AND IS NONSEVERABLE FROM THE AGREEMENT TO ARBITRATE CLAIMS. IF THE CLASS ACTION WAIVER IS LIMITED, VOIDED OR FOUND UNENFORCEABLE, THEN THE PARTIES’ AGREEMENT TO ARBITRATE SHALL BE NULL AND VOID WITH RESPECT TO SUCH PROCEEDING, SUBJECT TO THE RIGHT TO APPEAL THE LIMITATION OR INVALIDATION OF THE CLASS ACTION WAIVER. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(H) BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE, TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS WAIVER OF JURY TRIAL SHALL REMAIN IN EFFECT EVEN IF THE CLASS ACTION WAIVER IS LIMITED, VOIDED OR FOUND UNENFORCEABLE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS NOTE. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Company executed this Note as of the date first above written, intending to create an instrument executed under seal.

LUMBER LIQUIDATORS, INC.,
a Delaware corporation

By:	/s/ Robert M. Lynch (Seal)
Name:	Robert M. Lynch
Title:	President and Chief Executive Officer